Exhibit 99.1

DigitalThink Announces J. Jay Tyler Executive Vice President of Sales and Marketing

Enterprise Sales Veteran to Lead Next Phase of DigitalThink Growth

FOR RELEASE MONDAY, JANUARY 27, 2003, 9:00 AM EDT

SAN FRANCISCO, Jan 27, 2003--DigitalThink, Inc. (NASDAQ: DTHK), the leader in custom e-learning for Fortune 1000 companies, today announced the appointment of
J. Jay Tyler to Executive Vice President of Sales and Marketing, reporting directly to CEO Michael Pope.

Tyler successfully held sales management and executive leadership positions with such firms as Xerox, Gartner, Inc., and Clarify, Inc. Tyler will be responsible for all aspects of DigitalThink's sales and marketing.

"We are pleased to announce Jay's appointment to our executive team," said Michael Pope, president and CEO of DigitalThink. "He is a proven veteran with over 25 years of experience in enterprise solution sales and sales management. As DigitalThink builds on the positive momentum of the past year, Jay is the ideal candidate to fuel DigitalThink's next phase of continued growth."

Prior to joining DigitalThink, Tyler served as senior vice president of worldwide sales at Clarify, Inc., where he managed a team of 500 sales professionals and increased sales from $188M in 1999 to over $290M in 2000. Prior to Clarify, Tyler spent several years with The Gartner Group, where he managed year-over-year revenue growth of over 46% and consistently delivered revenues in excess of plan. Tyler spent 18 years with the Xerox Corporation, where he quickly moved into senior-level sales positions. While at Xerox, he served as national sales manager, directing a team of 200 sales professionals responsible for delivering more than $200 million in revenue.

"I believe e-learning is the next significant enterprise solution opportunity," said Tyler. "DigitalThink's focus on custom courseware uniquely positions the company to deliver proven strategic value to enterprise customers. I look forward to capitalizing on this tremendous opportunity and contributing to DigitalThink's growth."

About DigitalThink
DigitalThink is the leader in custom e-learning for Fortune 1000 companies. DigitalThink provides the right combination of courseware development, do-it-yourself capabilities, learning delivery, and industry-specific expertise. DigitalThink's customers include BearingPoint (formerly KPMG Consulting), Charles Schwab & Co., Circuit City, EDS, Kinko's, Mazda, and Red Hat. When learning matters, the proven choice is DigitalThink.

                                      # # #
CONTACT:
Kimberly Daniel
DigitalThink
415-625-4075
kdaniel@digitalthink.com

Michelle Doss
Edelman for DigitalThink
214-443-7563
michelle.doss@edelman.com